Welcome to the Family! Two New 2018 S-Class Sedan Models Feature

the Magic Sky Control Panoramic Roof Using

SPD-SmartGlass Technology from Research Frontiers

Woodbury, New York – August 21, 2017. Now arriving in the United States are two new Mercedes-Benz models, the S450 and S450 4MATIC S-Class Sedan, which offer a unique panoramic smart glass roof. Press a button and the MAGIC SKY CONTROL panoramic roof instantly switches from tinted to clear.

Joseph M. Harary, President and CEO of Research Frontiers, the company which invented the SPD-SmartGlass technology used in Daimler’s MAGIC SKY CONTROL panoramic roofs, noted: “It’s a cool feature, literally and figuratively. In addition to instantly creating an open-air feeling inside the vehicle without having to open a roof or sunroof, it also makes front and rear passengers more comfortable and creates a safe and efficient work or travel environment. Other benefits include significant heat reduction inside the vehicle (by up to 18ºF/10ºC), UV protection, glare control, reduced noise and reduced fuel consumption. Independent calculations from automotive component supplier Continental Corporation also show that use of SPD-SmartGlass can reduce CO2 emissions by four grams per kilometer, and increase the driving range of electric vehicles by approximately 5.5 percent.”

With the addition of the new 2018 S450 and S450 4MATIC S-Class Sedans, a total of 14 Mercedes-Benz model variants now offer this remarkable panoramic smart glass roof:

●	S 450 S-Class Sedan
●	S 450 4MATIC S-Class Sedan
●	S 560 4MATIC S-Class Sedan
●	AMG S 63 S-Class Sedan
●	Mercedes-Maybach S 560 4MATIC
●	S550 4MATIC S-Class Coupe
●	AMG S63 S-Class Coupe
●	AMG S65 S-Class Coupe
●	SLC 300 Roadster
●	AMG SLC 43 Roadster
●	SL 450 Roadster
●	SL 550 Roadster
●	AMG SL63 Roadster
●	AMG SL65 Roadster (Standard Equipment)

The MAGIC SKY CONTROL feature uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in either mode, helping keep the cabin cooler, and protecting passengers and interiors. These benefits become even more important when a car uses large surface areas of glass, especially in warm climates.

SPD-Smart technology has proven itself in many aspects, from durability and performance, to sales. MAGIC SKY CONTROL is now in use on tens of thousands of SL’s, SLC’s, Mercedes-Maybach and S-Class models around the world. Before putting cars into serial production, Mercedes-Benz put the MAGIC SKY CONTROL roof using SPD-SmartGlass technology through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia (with temperatures below -22ºF/-30ºC) and the blistering desert heat of Death Valley, California (with temperatures exceeding 122ºF/50ºC). MAGIC SKY CONTROL blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. Test data published by Mercedes-Benz shows the ability of the roof to reduce sun exposure to 1/20th of direct exposure levels (from over 1,000 watts/square meter to less than 50 watts/square meter). When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

To see the many interesting ways that SPD-SmartGlass can be used in vehicles, please see this video from Continental Automotive. To experience the ways that SPD-SmartGlass is used in the automotive, aircraft, yacht, museum and architectural industries, please see this video.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Joseph M. Harary

President & CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-SmartGlass” is a trademark of Research Frontiers Inc. MAGIC SKY CONTROL, Mercedes-Benz, Mercedes-Maybach and model designations SLC, SL and S-Class are trademarks of Daimler A.G.